Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Calvert Social Investment Fund:

We consent to the use of our reports, incorporated herein by reference, dated November 27, 2013, with respect to the financial statements of Calvert Balanced, Bond, Equity, and Large Cap Core (formerly, Enhanced Equity) Portfolios, and the Calvert Conservative Allocation, Calvert Moderate Allocation, and Calvert Aggressive Allocation Funds, each a series of Calvert Social Investment Fund, as of September 30, 2013, and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

Philadelphia, Pennsylvania
January 28, 2014